UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2019

ASPEN TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34630	04-2739697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Crosby Drive,	Bedford,	MA	01730
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (781) 221-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, $0.10 par value per share	AZPN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
On December 23, 2019, we entered into an Amended and Restated Credit Agreement, or the Amended Agreement, with JPMorgan Chase Bank, N.A., as administrative agent, joint lead arranger and joint bookrunner, Silicon Valley Bank, as joint lead arranger, joint bookrunner and syndication agent, and the lenders and co-documentation agents named therein. The Amended Agreement amends and restates the Credit Agreement we entered into as of February 26, 2016 with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
The Amended Agreement provides for a $200 million secured revolving facility and a $320 million secured term facility. Under the terms of the Amended Agreement, we may use the proceeds from borrowings under the Amended Agreement to repay amounts outstanding under the original Credit Agreement dated as of February 26, 2016 and for other working capital and general corporate purposes.
Principal outstanding under the Amended Agreement bears interest at a rate per annum equal to, at our option, either:

•
the sum of (a) the highest of (i) the rate of interest last quoted by The Wall Street Journal in the United States as the prime rate in effect, (ii) the NYFRB Rate plus 0.5%, and (iii) the LIBO rate multiplied by the Statutory Reserve Rate plus 1.0%, plus (b) a margin initially of 0.5% for the first full fiscal quarter ending after the date of the Amended Agreement and thereafter based on our leverage ratio (as defined in the Amended Agreement); or

•
the sum of (a) the LIBO rate multiplied by the Statutory Reserve Rate, plus (b) a margin initially of 1.5% for the first full fiscal quarter ending after the date of the Amended Agreement and thereafter based on our leverage ratio.

All borrowings under the Amended Agreement are secured by liens on substantially all of our assets and the assets of our subsidiary AspenTech Canada Holdings, LLC, which has guaranteed our obligations under the Amended Agreement. Additional significant subsidiaries (as determined in the Amended Agreement) may be required to guarantee our obligations under the Amended Agreement and to grant liens on their assets in favor of the lenders.

The Amended Agreement contains affirmative and negative covenants customary for facilities of this type, including restrictions on incurrence of additional debt, liens, fundamental changes, asset sales, restricted payments and transactions with affiliates. The Amended Agreement also contains financial covenants regarding maintenance as of the end of each fiscal quarter, commencing with the quarter ending March 31, 2020, of a maximum leverage ratio of 3.50 to 1.00 and a minimum interest coverage ratio of 2.50 to 1.00.

The foregoing description of the Amended Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Agreement, which is included as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1*
Amended and Restated Credit Agreement dated as of December 23, 2019, among Aspen Technology, Inc., as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, joint lead arranger and joint bookrunner, Silicon Valley Bank, as joint lead arranger, joint bookrunner and syndication agent, and Citibank N.A., Citizens Bank, N.A., TD Bank, N.A. and Wells Fargo Bank, N.A., as co-documentation agents

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* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. We hereby undertake to furnish copies of the omitted exhibits and schedules upon request by the Securities and Exchange Commission, provided that we may request confidential treatment pursuant to Rule 24b‑2 of the Securities Exchange Act of 1934 for the exhibits and schedules so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: December 23, 2019	By:	/s/ Karl E. Johnsen
Karl E. Johnsen
Senior Vice President and Chief Financial Officer